EXHIBIT 99.2
To Form 8-K dated July 22, 2010

Seacoast Banking Corporation of Florida
Second Quarter 2010 Earnings Conference Call
July 23, 2010
9:30 AM Eastern Time

Operator:

Welcome to the Second Quarter Earnings Conference Call. My name is John, and I’ll be your operator for today’s call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis Hudson. Mr. Hudson, you may begin.

Dennis S. Hudson III:

Thank you very much, and welcome to our Seacoast’s Second Quarter 2010 Earnings Conference Call.

As always, before we begin, we’d like to direct your attention to the statement at the end of our press release regarding forward statements. During the call, we are going to be discussing issues that constitute forward-looking statements within the meaning of the Securities and Exchange Act and accordingly our comments are intended to be covered by the meaning of Act.

With me is today is Jean Strickland, our Chief Credit Officer; Russ Holland, our Chief Lending Officer; and Bill Hahl, our CFO.

This quarter we posted a loss of $13.8 million, or $0.25 per share. Much improved, of course, over the $63 million loss the prior year, but greater than the $1.6 million, or $0.04 per share, loss produced in the first quarter of this year. I mentioned last quarter that our progress would likely be lumpy, and it was this quarter as our loss increased somewhat.

However, our progress continued as we continue to muscle down the level of our nonperforming loans. Earnings were impacted by the sale of $24.5 million in nonperforming, or soon to be nonperforming credits, which contributed $9.3 million of our $16.7 million provision for the quarter. The balance of the provision was driven by valuation adjustments on the existing problem portfolio. Overall, nonperforming loans declined by 5.6 percent during the quarter. Nonperforming loans now total approximately $90 million. This is down 41 percent from a high point in the third quarter of 2009 of $154 million and almost back down to the level of $88 million we posted at year-end 2008 when we were approved for our TARP investment.

Nonperforming assets were also reduced by approximately 5 percent during the quarter and were $109 million, down from $115 million in the prior quarter. We believe we have stabilized asset quality by continued work to reduce concentrations, particularly in construction and land loans. This exposure, as well as our CRE exposure, is now well below the regulatory concentration threshold. Construction exposure is now at approximately 40 percent of Tier 1 capital and the allowance, and overall CRE exposure is now approximately 225 percent, again well below the 100 and 300 percent thresholds established in regulatory guidance.

By focusing our liquidation efforts on our larger loan exposures and larger concentrations last year, we are now seeing a slower pace of problem loan inflows, and the inflow is comprised generally of smaller loans than we saw last year. We still believe our problem loan exposure peaked in the third quarter of last year, and we expect this exposure will continue to fall in the coming quarters. This belief is supported with a continued decline in the level of internally sited and classified assets in the portfolio.

To summarize, I think we feel we are making good progress in bringing down the level of problem loans. We expect to see moderation of new problems as we focus greater effort to reduce overall problem loan balances.

Now Bill’s going to speak to the quarter in a little more detail, and then I’m going to come back with a few additional remarks.

William R. Hahl:

Like always, we have posted some slides on the website for this call, and I’ll be referring to those occasionally. There were certain items in the quarter which I’ll briefly highlight, and then I’ll have further additional comments later.

Most notable, the positive for the quarter was the continued improvement in credit trends and reduced concentrations from the prior quarter that Denny discussed. Core deposit growth and a positive mix shift continued, but were not significant enough to offset the negative impact from the decline in asset yields and asset mix shift, which caused the net interest margin to decline. The continued improved deposit metrics reflects favorably on the tremendous effort being put forth by our team to improve client retention and acquisition capabilities for core personal deposits. As a result, we have increased customer satisfaction, and it showed up again in our deposit numbers in the second quarter.

Finally, we completed a capital raise during the quarter, and the Company’s capital ratios are stronger than at any time in the Company’s history.

Overall fee revenue remains cyclically soft, and reduced consumer spending resulted in a decline in many of the fee-related sources of income throughout the first half and the second quarter. This has impacted noninterest income, excluding security gains, which declined by 4.2 percent compared to the second quarter last year. Results were marginally better compared to the first quarter with increases in service charges on deposit accounts and debit card income, the results of improved client retention and acquisition of core personal deposits that I referred to earlier. Together, these revenues were up $185,000 or 8.9 percent linked-quarter, further demonstrating how we are benefiting from our retail core deposit strategy by increasing customer households and deepening their relationships by cross-selling other products.

Moving on to noninterest expense slide on page 6, like we have done in past calls, I have prepared a summary of our noninterest expense results and identified items which occurred in the quarters that were either non-reoccurring or credit-related. While we are trying to control all costs during this extraordinary period, credit-related costs are not as controllable as we would like them to be. This slide shows that we have been reducing overhead more than is visible in the normal income statement perspective. Expenses have been well managed and core operating expenses have been stable, but credit-related expenses continue to impact results. However, on a year-over-year basis, these costs have declined by approximately 30 percent. Adjusting for those items, the second quarter overhead was pretty much stable with the first quarter and the fourth quarter 2009. We expect that we will identify some additional expense savings measures, and we will have more to report on those planned reductions over the remainder of the year in our third quarter call.

Turning to Slide 4, I have a few comments on our capital position. Slide 4 illustrates that our capital position over the past 12 months with risk-based measures was well above regulatory minimums. During 2009, we completed a successful common stock offering with gross proceeds of approximately $89 million in the third quarter, and we completed another one in the second quarter this year of $50 million of gross proceeds. We maintain a solid capital level with an estimated Tier 1 ratio of 17.6 percent and a total risk-based capital ratio of approximately 19 percent at quarter-end. Tangible common equity to tangible assets is at 6.6 percent. On a pro-forma basis, assuming the recapture of the deferred tax valuation allowance in future quarters, the ratio improves to approximately 8.4 percent. We believe this recapture will occur when we are able to place greater reliance on our forecast of future taxable earnings. The level of loan loss provisioning has declined significantly from the prior year’s level, and it was at $19 million for the first six months of 2010 compared to approximately $38 million for the same period in 2009 and well below the $87 million that we provided in the last half of 2009. This decline is the result of reduced problem loans and much lower net charge-offs. This is one of the final pieces of evidence needed to rely on our forecast of future taxable earnings to support the realization of the Company’s deferred tax assets.

We have, on Slide 7, posted some information on the growth of deposits. The pace of the growth of deposits, excluding time certificates, increased nicely during the second quarter with total average demand and savings deposits for the quarter increasing on an annualized basis by 15.2 percent.

In addition, we continue to manage our CD pricing carefully due to our strong liquidity position, as shown on Slide 5. This has resulted in a decline in both brokered and single-service time certificates and improved our deposit mix as shown on Slide 8. Total demand and savings balances now represent 67 percent of total deposits, up from 61 percent a year earlier. Overall cost of deposits declined 46 basis points to 0.94 percent compared to the prior year. Our funding strategy remains centered on stable retail and commercial relationship deposits. At quarter-end, deposits and customer repos comprised 94 percent of total funding. Brokered time deposits declined by $44 million during the last 12 months and were offset by increases of $89 million in demand and savings deposits. Our combined available contingent liquidity from all funding sources, pledge-free securities, and cash-on-hand at quarter-end exceeds $700 million.

Now I’ll take a minute to cover the margin on Slide 9. We have discussed our view of the margin-related risk and opportunities for this year during last quarter’s conference call. The margin decline this quarter is primarily due to lower loan balances and repositioning of the investment portfolio over the past six quarters, and an increased level of interest bearing cash, which is accumulated over the past six months and now totals $283 million. We have sold a portion of the investment portfolio with higher yields and higher effective durations that may have increased in a rising interest rate environment to monetize the gains. We believe this is the proper strategy. We have been careful not to add effective duration and to look for solid investments that will increase in yield when the curve flattens as forecasted. Adding to the investment portfolio over the remainder of the year and reducing excess cash liquidity will support margin and net interest income improvements.

In summary, capital liquidity positions are strong and have been improved during the year. We are encouraged by our emerging asset quality trends and the related reduced provisioning compared to the prior year. We look forward to continued improved financial results during the last half of the year.

With that, I will turn the call back to Denny.

Dennis S. Hudson III:

Thank you, Bill. I want to conclude with a few more comments concerning our focused effort around strategic growth initiatives. I mentioned last quarter that we had transferred all remaining workout loans, including softer and smaller workouts, into our special assets group. This was done for two reasons. First, it completed the job of centralizing all workout and liquidation activities with our best workout talent. But equally important, it helped bring greater focus in the field around our customer acquisition and growth plan. This was particularly important for our retail and business banking folks and our market leaders as we have seen considerable disruption with the largest competitors in our footprint.

Our markets folks produced some incredible results this quarter. They undertook specific initiatives focused on gaining market share and bringing down deposit costs by changing our deposit mix. Achieving improved deposit mix allows us to grow the customer franchise while not growing the overall balance sheet so that we can continue to preserve capital. I think the results have been spectacular. Average low cost NOW, savings and money market balances grew by 16 percent annualized on a linked-quarter basis, and average noninterest bearing DDA balances grew by 11 percent. This improved deposit mix, as Bill pointed out, and helped drive down our deposit cost to below 1 percent this quarter. These results are accompanied with improved trends and new household acquisitions, improvements in average balances, and improvements in the number of products per household. While some of the deposit growth for the quarter was seasonal, the numbers far exceeded our expectation; and the supporting data, including household growth, suggests we are winning the battle for customer disruption.

Our priorities one year ago were, first, to provide capital strength needed to meet the challenge of this economic crisis. Second, a year ago our goal was to aggressively reduce credit risk in our portfolio; and, third and finally, a year ago our goal was to maintain sufficient liquidity throughout our core deposit franchise. I think we met these goals. Today, our priorities are principally two-fold. First, we must continue to bring down our problem credit exposures and finish the job to reduce credit risk to a more acceptable level as quickly as possible. And second and equally important, we will grow our most valuable asset, our core customer franchise, in response to significant opportunities developing in our markets as we gradually return to profitability.

Now we’d be happy to take a few questions.

Operator:

Thank you. We will now begin the question-and-answer question. If you have a question, please press then one your touchtone phone. If you wish to be removed from the queue, please press the pound sign or the hash key. There will be a delay before the first question is announced. If you’re using a speakerphone, you may need to pick up the handset first before pressing the numbers. Once again, if you have a question, please press star then one on your touchtone phone. Standing by for questions.

And our first question comes from Matt Olney from Stephens Inc. Please go ahead.

Matt Olney:

Hi. Good morning, guys.

Dennis S. Hudson III:

Good morning.

William R. Hahl:

Morning, Matt.

Matt Olney:

Hey, can you give us an idea of the NPL inflow that we’ve been seeing the last few quarters and what it is this quarter? And I understand you’ve done a good job of selling off and charging off some of the inflow as it comes in. I’m looking for a more of a gross NPL inflow number.

Dennis S. Hudson III:

Yeah, it’s not something we’ve actually published, Matt, and thanks for the question. I guess just to give you some color, when we look back in just about every quarter last year in 2009, we saw tremendous inflow coming into the portfolio. It would have been very significant numbers, particularly in the second half or in the mid part of the year last year, as we saw the NPAs grow pretty dramatically. The inflow in the first and second quarter of this year was dramatically less than last year with a little less inflow in Q1 and a little more in Q2. But the gross numbers in the first half of the year were probably less than half of what we had seen in comparable periods last year. We did see a little bit of pickup inflow from Q1 to Q2. The delta may have been $15 million or so.

Matt Olney:

And what about the mix shift within the inflow, anything different in Q2 versus Q1?

Dennis S. Hudson III:

Well the inflows in late ‘08 and most of ‘09 were obviously concentrated on a lot of our construction portfolio, a lot of land, that sort of thing. And the more recent inflows, which we have been talking about for a year, have been more on the CRE side. Would you agree?

Jean Strickland:

Yeah.

Matt Olney:

Okay, thanks, guys.

Dennis S. Hudson III:

And I guess I’d point out that also we have talked for several quarters now about a tactic of using troubled debt restructures to deal with some of the credit stress in the CRE portfolio. And though we didn’t have much of an increase, in fact we had a decline in TDRs this quarter coming out of the CRE portfolio, in the context of the last 12 months, most of the TDR growth has come out of the CRE portfolio. So our thoughts are to be very proactive where appropriate, where we have cash flow, to work with borrowers in the TDR area. That’s been helpful; although we actually had a small decline this quarter out of the CRE portfolio, we had a little increase from the consumer portfolio this quarter. Thank you.

Operator:

Our next question comes from Christopher Marinac from FIG Partners. Please go ahead.

Christopher Marinac:

Yes, hey. Denny and Bill, good morning.

William R. Hahl:
Good morning.

Dennis S. Hudson III:

Good morning.

Christopher Marinac:

I wanted to ask about overall valuations on new appraisals and write-downs on the loan portfolio. If you want to talk about CRE or the whole portfolio, how ever you want to break it down. I’m just curious what you think run rate valuations are and how different they may be, if it all, from the last 90 days.

Dennis S. Hudson II: Well, let me—some others can weigh in here—but let me just give you a backdrop. Here in our markets, interestingly on the residential real estate side, there was just some material that came out last night that suggested we had, in spite of what you are seeing nationwide, we had an actual pick-up over a year ago in the sale of residential homes in our markets. It was up, I think, 12 percent from a year ago. It is the 22nd consecutive month of increasing sales in our markets on the residential front. The average price of a home sold or the median home price climbed, I think, for the sixth or seventh month in a row, or may have been a little longer than that. So we are seeing clear signs of stabilization both in values and in volume on the residential side. I think that is a good sign for the next 12 months or so in terms of valuations. Just to give you color, the issue for the state I think right now is valuation declines being felt in the CRE area, and that’s primarily driven by negative changes in NOI in those properties; and it is very property specific. So it’s hard to give you any benchmark or anything on valuation other than we remain in a stressed environment.

Russ, any comments there?

H. Russell Holland III:

Yeah, you’re absolutely right. It depends on the asset, and the cap rate varies by asset. Public shopping centers, anchored centers, are still trading at 7% cap rate; and then you have anchored strip centers that are much higher than that. So it really depends on the property.

Dennis S. Hudson III:

Right.

Christopher Marinac:

And then, Bill, so is there a conclusion on the DTA? Is it possible that you can recapture something soon? I just wanted to clarify what you were saying in your earlier remarks.

Dennis S. Hudson II:

It’s sort of like the beatings will continue until morale improves. We will just have to continue to work our way through it. I don’t think we have a lot to say on that.

Bill, what are your...

William R. Hahl:

Yeah, I think Denny is correct. I do think that one of the key elements that has been troubling in terms of relying on a forecast of future taxable earnings would be the provisioning, and that is coming down. As we talked about, it was a little lumpy this quarter, but trend-wise I think it is down substantially. So you can began to make a case that at some point we are going to turn profitable in a quarter in the future here, and when that happens, I think we’ll be able to get that recaptured.

Dennis S. Hudson III:

And, Chris, we have been saying for a year that the soonest we would be profitable would be the last quarter of this year and possibly the first quarter of next year. We are still standing by that. The challenge would be further portfolio deterioration. We have had ...we are in the middle right now of another review of future possible deterioration. I would say just on a whole, we are sort of encouraged by what we are seeing, and we are still feeling good about those statements in terms of the return to profitability. I guess we could be off a quarter or so, but we are beginning to see the light at the end of the tunnel, although there is still a lot of risk out there. So we feel a lot better today than we did a year ago. It is dramatically different what we are facing in terms of potential new problems, that sort of thing.

Christopher Marinac:

Okay great. I’ll yield the floor. Thank you very much, guys.

Dennis S. Hudson III:

Thanks.

Operator:

Our next question comes from Marc Heilweil from Spectrum Advisory. Please go ahead.

Marc Heilweil:

Hi. Thanks. I guess I’d like a little clarification on your capital status, vis-à-vis, what the regulators think about that. That would be the first part. Are they satisfied? Is there any possibility that you would be able to deal with the overhang of the preferred dividends from TARP before you return to profitability?

Dennis S. Hudson III:

I think it is going to happen kind of at the same time. We are... I guess all I can tell you is we are engaged in conversations about that subject. How do our regulators feel about our capital position? They are very pleased generally with our response to the stress in terms of our capital raises. When you look at a Tier 1 capital ratio of almost 18 percent, that’s a pretty darn strong ratio for us. So we are far in excess of the capital minimums that they think we should keep, and we are projecting that we will maintain that position.

Marc Heilweil:

So I guess the question is: if you’re far in excess of what they think you should keep, then is it your decision to hold on to the TARP money, including clearing up the arrears?

Dennis S. Hudson III:

Yeah, and let me just say when we are completely convinced that, and we are very close to this point of being convinced, that we have credit stability and improvement, I think those conversations become more significant with them and we’ll see. But the first step is to come out of deferral, and we plan to do that as quickly as possible. I would say in terms of repaying TARP, that’s going to be down the road as we are very solidly profitable.

Marc Heilweil:

Sure.

Dennis S. Hudson III:

But we are... Again, all I can say is we are seeing light at the end of the tunnel, beginning to see some improvements, but we are still concerned about the overall risk in the marketplace and in the economy. We are not quite there, but we are very close.

Marc Heilweil:

And also on capital position, has CapGen indicated that they are considering the sale of the shares that were registered this week before the year-end? Have they given you any indication of their intention on that regard?

Dennis S. Hudson III:

Yeah, well, I’m glad you brought that up. There’s been a little confusion in the market over our registration statements that went effective last night. We filed registration statements to register previously unregistered shares that were sold to a variety of investors in the most recent $50 million raise, including shares that were sold to CapGen in April. They took down a significant portion of that $50 million. They have not sold, nor do they have any intent to sell, any of their investment, and they have confirmed that to us. We included a quote from one of the partners, Bob Goldstein, who sits on our Board, indicating yesterday that he is very pleased with their investment and that they take a long-term view, and so forth. There was confusion in the market, however, for those that were reading those registration statements because they were technically registered on behalf of selling shareholders. But they have no intent of selling their shares. It was simply us registering the shares, which we committed to do when the unregistered shares were sold to the new investors and CapGen. I hope that clears that up.

Marc Heilweil:

Okay, that’s why I asked question. Thanks a lot for the clarification. Bye-bye.

Dennis S. Hudson III:

Thanks.

Operator:

Our next question comes from Ken Puglisi from Sandler O’Neill. Please go ahead.

Ken Puglisi:

Good morning, Denny.

Dennis S. Hudson III:

Good morning.

Ken Puglisi:

Denny, I guess there was $23.5 million worth of loan sales during the quarter. You indicated that those were NPA and soon to be NPAs.

Dennis S. Hudson III:

Yes.

Ken Puglisi:

I wondered if you could tell us how much of that were not on nonperforming at the time of the sale.

O. Jean Strickland:

They all were at the time of the sale.

Dennis S. Hudson III:

Well they were, but in the context of the prior quarter, probably half of them were not on nonaccrual.

O. Jean Strickland:

That’s right.

Ken Puglisi:

So one-half were not on nonaccrual at the end of March?

Dennis S. Hudson III:

Right.

Ken Puglisi:

Okay. I guess you took $9.3 million of losses on those credits. That’s almost a 40 percent write-off, a pretty hefty severity rate. I wonder if you can just comment on why it was so high, because I assume that some of those credits were already written down.

Dennis S. Hudson III:

Actually it was fairly high, but half of them were not written down at all. I believe it was a fairly decent anomaly that occurred in the quarter with some performing credits that we turned very negative on for very well defined reasons that happened very quickly, and it coincided with our rethinking of valuation on some performing credits. So again, Ken, we are just trying to very aggressively... We are now at a point in our processes where we are really looking much further ahead in terms of potential stress and really getting ahead of this thing. But I do view that as somewhat of an anomaly this quarter. That was a pretty unusual event.

Ken Puglisi:

I shouldn’t read anything into the rate of loss and add that to the rest of the...

Dennis S. Hudson III:

No.

Ken Puglisi:

...nonperforming loan portfolio?

Dennis S. Hudson III:

No. We did have some valuation write-downs though. We had a provision, I think it was $16 million, and the balance was related to essentially existing write-downs on that portfolio, with some of that being reappraisal work on a whole host of loans.

Ken Puglisi:

Kind of along the same lines, you indicated that nonperformers probably peaked in the third quarter, and that they should continue to come down. We talked a little bit about inflow rates earlier, if we just take the very simple measure and add charge-offs and the change in nonperformers together, nonperformers would have still gone up without the charge-offs. When do you see that turning? When do you think we are going to get to the point where nonperformers are coming down, not just because of charge-offs, but where through your mitigation efforts, the levels are coming down and the charge-offs had already been taken on those credits.

Dennis S. Hudson III:

That’s a very good question. I would say we have believed for a while that this year you would see that occurring, and we have said for a while that it would more likely occur in the second half than the first half; and we still stand by that. I think we are about at that point. We are at the breakpoint where that’s beginning to occur. We had something occur this quarter that we earlier spoke about, with a performing credit that was a little bit of a surprise. But when you adjust for that... When we adjust for that in our internal look, we were making pretty decent progress this quarter.

Ken Puglisi:

Was that one credit included in the loan sale?

Dennis S. Hudson III:

Yes, it was.

Ken Puglisi:

And the only other question I have is on the margin. It was down about 20 basis points during the quarter. How much of that was due to interest accrual reversals or the loan sale or whatever?

Dennis S. Hudson III:

Almost none, I don’t think.

William R. Hahl:

No, there was some impact on that, but most of it related to the cash liquidity of $283 million.

Dennis S. Hudson III:

Ken, we are behind where we thought we’d be in terms of investing cash. We had sort of a whacky bond market, well I hope it’s whacky, develop during the quarter, late in the last third of the quarter. And we are just behind where we thought we’d be in terms of our investments, so we’re carrying more liquidity than we expected at this point. And the other thing is our... As you saw on the deposit side, we’re sort of... As I mentioned earlier, some of that is seasonal so everything converged this quarter and we ended up with a lot more cash than we had expected.

Ken Puglisi:

And I suspect it’s going to stay that way until loan demand revives, no?

William R. Hahl:

Right. We’ll have ...

Dennis S. Hudson III:

Yes and no, but I think we will want to roll forward with some investment of that cash in lower yields in the bond portfolio, and that’s something we are working on right now.

Ken Puglisi:

All right, thanks, guys.

Dennis S. Hudson III:

Sure.

Operator:

And once again, if you have a question, please press star then one on your touchtone phone.

And our next question comes from Dave Bishop from Stifel Nicolaus. Please go ahead.

Dave Bishop:

Hey, good morning, Denny.

Dennis S. Hudson III:

Good morning.

Dave Bishop:

You touched a little bit on the restructure of the TDR balances this quarter, some improvement there. What has been the success rate there? I know you are still working on the process, but I guess the cure rate versus the re-default rate there, have you seen much...

Dennis S. Hudson III:

We have had almost no re-default in the whole portfolio. But when we do a TDR, we fully underwrite the credit. On the commercial side, we don’t move into a TDR unless we are 100% certain that the cash flows are supportable and that they appropriately support the debt service we are creating in the TDR. So we have had almost no default for anything that you’ve seen classified TDR and held TDR. On the consumer side, in about—Jean... I think about a third of our TDRs are consumer and most of that of course is residential mortgage. We have the same approach.

And you may just want to comment on the approach, Jean.

O. Jean Strickland:

Sure. We underwrite fully the borrowers and make sure that whatever structure we are putting in place, we have a high level of confidence around the ability to perform under that. And there are government programs where the approach is more of a trial where the default rates we are seeing publicly are huge.

Dennis S. Hudson III:

Yeah, 40-50 percent. Our re-default rate, Bill, I think is 5 percent or something like that.

O. Jean Strickland:

On the consumer. Right, on the consumer, ...

Dennis S. Hudson III: On the consumer side, so it’s very...

O. Jean Strickland:

Right, and none on the commercial because that’s the same approach. We have a very high confidence level when we do that around the ability to perform.

Dennis S. Hudson III:

And yeah, you bring up a good point. We really believe our troubled debt restructures have a pretty high quality associated with them, particularly on the commercial side. Again, the tactic we talked about for a year is to more aggressively approach TDR work to keep borrowers committed to projects and to balance things with cash flows temporarily over this stressed period.

Dave Bishop:

Great. Thank you.

Operator:

And at this time, I show no questions.

Dennis S. Hudson III:

Great. Well thank you very much for your attendance today. We hope to report continued progress over the next quarter. Thank you.

Operator:

Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.

Please Note: * Proper names/organizations spelling not verified.